Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of November 17, 2021)

Name	Fee Rate
JPMorgan Core Focus SMA Fund	N/A
JPMorgan Emerging Markets Research Enhanced Equity Fund	0.25%
JPMorgan Equity Premium Income Fund	0.25%
JPMorgan Hedged Equity 2 Fund[1]	0.25%
JPMorgan Hedged Equity 3 Fund[1]	0.25%
JPMorgan International Hedged Equity Fund	0.60%
JPMorgan Institutional Tax Free Money Market Fund	0.08%
JPMorgan Macro Opportunities Fund	0.60%
JPMorgan Municipal SMA Fund	N/A
JPMorgan Preferred and Income Securities Fund[2]	0.50%
JPMorgan Securities Lending Money Market Fund	0.08%
JPMorgan SmartSpending 2015 Fund[3]	0.15%
JPMorgan SmartSpending 2020 Fund[4]	0.15%
JPMorgan Ultra Short Municipal Fund	0.15%

[1]	Initial term continues until October 31, 2022
[2]	Initial term continues until October 31, 2023.
[3]	To be renamed JPMorgan SmartRetirement 2015 Fund on or about March 18, 2022.
[4]	To be liquidated on or about April 25, 2022.

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JPMORGAN TRUST IV	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	By:
Name:	Name:
Title:	Title: